Exhibit 4.1

EXECUTION VERSION

EXCHANGE, PURCHASE AND SALE AGREEMENT

by and among

SALEM MEDIA GROUP, INC.,

THE GUARANTORS PARTY HERETO

and

THE NOTEHOLDER PARTIES PARTY HERETO

September 10, 2021

EXCHANGE, PURCHASE AND SALE AGREEMENT

THIS EXCHANGE, PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of September 10, 2021, by and among Salem Media Group, Inc., a Delaware corporation (the “Company”), the guarantors listed on Schedule I hereto (the “Guarantors”), each of the persons listed on Schedule II hereto (the “Sellers”), each of the persons listed on Schedule III hereto (the “Purchasers”), and each of the persons listed on Schedule IV hereto (the “Exchanging Holders” and, together with the Sellers, the “Consenting Holders”; together with the Purchasers, the “Noteholder Parties”). Terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company has issued $255,000,000 aggregate principal amount of its 6.750% Senior Secured Notes due 2024 (the “Existing Notes”) pursuant to the Indenture, dated as of May 19, 2017 (as amended, supplemented or otherwise modified to the date hereof, the “Existing Notes Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (in such capacity, the “Existing Trustee”) and as collateral agent (in such capacity, the “Existing Collateral Agent”);

WHEREAS, the Company has duly authorized the issuance of $114,731,000 aggregate principal amount of its 7.125% Senior Secured Notes due 2028 (the “New Notes”) pursuant to the Indenture, dated as of the date hereof (the “New Notes Indenture”), among the Company, as issuer, the Guarantors, as guarantors, and U.S. Bank National Association, as trustee (in such capacity, the “New Trustee”) and as collateral agent (in such capacity, the “New Collateral Agent”), a form of which is attached hereto as Exhibit A;

WHEREAS, the Exchanging Holders and Sellers collectively beneficially own $112,826,000 aggregate principal amount of the Existing Notes;

WHEREAS, the Company desires to purchase for cash from the Sellers, and the Sellers desire to sell for cash to the Company, Existing Notes in an aggregate principal amount as set forth opposite its name on Schedule II hereto;

WHEREAS, the Company desires to sell for cash to the Purchasers, and the Purchasers desire to purchase for cash from the Company, New Notes in an aggregate principal amount as set forth opposite its name on Schedule III hereto;

WHEREAS, the Company and the Exchanging Holders desire to exchange principal amounts of the Existing Notes beneficially owned by such Exchanging Holders for principal amounts of the New Notes and cash representing accrued and unpaid interest on the Existing Notes, in each case, as set forth opposite its name on Schedule IV hereto;

WHEREAS, the Consenting Holders beneficially own Existing Notes collectively representing more than a majority of the outstanding Existing Notes;

WHEREAS, the Consenting Holders have agreed to consent to amend the Existing Indenture to permit the Company and the Guarantors to issue and secure the New Notes and instruct the Existing Trustee to enter into the Notes Intercreditor Agreement (as defined in the New Notes Indenture) (the “Consented Action”), in the form of the Consent Letter attached hereto as Exhibit B (the “Consent Letter”), which shall approve a supplemental indenture to the Existing Indenture (the “Supplemental Indenture”); and

WHEREAS, the Company and each of the Guarantors has duly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents (as defined below).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

1.01 Defined Terms. For the purposes of this Agreement, the following terms have the meanings set forth below.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than a Saturday or Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

“Closing” shall have the meaning set forth in Section 4.01.

“Closing Date” shall have the meaning set forth in Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Collateral” means all property and assets of the Company and the Guarantors that are required to secure the New Notes and the Guarantees thereof pursuant to the terms of the New Notes Indenture or the Security Documents.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Consent Documents” shall have the meaning set forth in Section 2.01(a).

“Consented Action” shall have the meaning set forth in the recitals to this Agreement.

“Consent Letter” shall have the meaning set forth in the recitals to this Agreement.

“Disclosure Package” shall be deemed to mean and include (i) the Annual Report on Form 10-K for the fiscal year of the Company ended December 31, 2020 (the “Specified Annual Report”) and (ii) all Quarterly Reports on Form 10-Q of the Company relating to quarterly periods occurring after the period which is the subject of the Specified Annual Report and all Current Reports on Form 8-K of the Company relating to events occurring after the period which is the subject of the Specified Annual Report

“Enforceability Exceptions” shall have the meaning set forth in Section 5.03.

“Environmental Laws” shall have the meaning set forth in Section 5.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” shall have the meaning set forth in Section 2.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Documentation” means, collectively, this Agreement, the New Notes, the New Notes Indenture, the Security Documents, the Consent Documents and all definitive documentation governing, or related to, the Exchange, the Exchanged Notes and the New Notes, including all exchange agreements, consent agreements, indentures, security agreements, pledge agreements, certificates, instruments and other agreements.

“Exchanged Notes” means, collectively, the principal amounts of the Existing Notes beneficially owned by Exchanging Holders.

“Exchanging Holders” shall have the meaning set forth in the preamble to this Agreement.

“Existing Notes” shall have the meaning set forth in the recitals to this Agreement.

“Existing Notes Collateral Agent” shall have the meaning set forth in the recitals to this Agreement.

“Existing Notes Indenture” shall have the meaning set forth in the recitals to this Agreement.

“Existing Notes Trustee” shall have the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Notes” shall have the meaning set forth in Section 3.01.

“Guarantees” means the guarantees provided by the Guarantors pursuant to the Indenture.

“Guarantors” shall have the meaning set forth in the preamble to this Agreement.

“Historical Financial Statements” shall have the meaning set forth in Section 5.11.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“New Notes” shall have the meaning set forth in the recitals to this Agreement.

“New Notes Collateral Agent” shall have the meaning set forth in the recitals to this Agreement.

“New Notes Indenture” shall have the meaning set forth in the recitals to this Agreement.

“New Notes Trustee” shall have the meaning set forth in the recitals to this Agreement.

“Noteholder Parties” shall have the meaning set forth in the preamble to this Agreement.

“Permitted Liens” shall have the meaning given in the New Notes Indenture.

“Person” shall have the meaning set forth in Section 5.14.

“Purchasers” shall have the meaning set forth in the preamble to this Agreement.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the New Notes and the Guarantees attached thereto.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means (i) the documents set forth on Schedule V hereto and (ii) any other security documents or any agreement, document or instrument granting or perfecting a security interest in any property or assets of the Company or the Guarantors to secure the New Notes or the Guarantees thereof or under which rights or remedies with respect to any such liens are governed.

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Supplemental Indenture” shall have the meaning set forth in the preamble to this Agreement.

“Transaction Documents” shall have the meaning set forth in Section 5.07.

1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

1.03 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

ARTICLE II

THE EXCHANGE, PURCHASE AND SALE

2.01 The Exchange. On the basis of the representations, warranties, covenants and agreements and subject to the terms and conditions set forth herein, on the Closing Date:

(a) prior to the occurrence of events set forth in clause (b) below, each Consenting Holder shall deliver the Consent Letter, including The Depositary Company (“DTC”) Participant Certification and Beneficial Owner Certification and all other documents (collectively with the Consent Letter, the “Consent Documents”) deemed by the Company or the Trustee to be necessary to evidence such Consenting Holder’s consent to the Consented Action, including the Supplemental Indenture, which Supplemental Indenture will provide that it shall become effective and operative immediately prior to the Closing;

(b) each Exchanging Holder shall effect through DTC, in accordance with the applicable procedures of DTC and the terms of the Existing Notes Indenture, the delivery to the Company (or to its designee (which may be the Existing Notes Trustee) for the benefit of the Company) of the Exchanged Notes held by such Exchanging Holder in the principal amount specified on Schedule IV hereof, and the Company shall cause such Exchanged Notes to be cancelled or the amount outstanding under the Global Notes (as defined below) representing the Exchanged Notes to be decreased by the respective amounts of Exchanged Notes delivered; and

(c) the Company shall issue or pay to each Exchanging Holder, and each of the Exchanging Holders shall accept from the Company, in exchange for the Exchanged Notes, the principal amount of New Notes in the principal amount specified on Schedule IV hereof and cash representing accrued and unpaid interest on the Exchanged Notes, if any, since June 1, 2021, the last date on which interest has been paid on the Existing Notes and specified on Schedule IV.

The obligations of the Exchanging Holders to deliver the Consent Documents and to exchange, sell and/or deliver their Exchanged Notes hereunder are several and not joint, and no Exchanging Holder shall have any liability to any Person for the performance or non-performance by any other Noteholder Party in connection therewith.

The transactions described above in clauses (b) and (c) are collectively referred to in this Agreement as the “Exchange.”

2.02 The Purchase. On the basis of the representations, warranties, covenants and agreements and subject to the terms and conditions set forth herein, on the Closing Date:

(a) the Company agrees to issue and sell to the Purchasers, severally and not jointly, the New Notes, and subject to the conditions set forth herein, each Purchaser agrees, severally and not jointly, to purchase from the Company the aggregate principal amount of the New Notes specified on Schedule III hereof at a purchase price of 100% of the principal amount thereof payable on the Closing Date; and

(b) the Company shall deliver, or cause to be delivered, to the Purchasers for the accounts of the several Purchasers the New Notes against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor (which may be funded by the Purchasers through an escrow arrangement). The certificates for the New Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of DTC.

The transactions described above in clauses (a) and (b) are collectively referred to in this Agreement as the “Purchase.”

2.03 The Sale. On the basis of the representations, warranties, covenants and agreements and subject to the terms and conditions set forth herein, on the Closing Date:

(a) prior to the occurrence of events set forth in clause (b) below, each Seller shall deliver the Consent Documents;

(b) the Sellers agree, severally and not jointly, to sell the Existing Notes to the Company in the aggregate principal amount specified on Schedule II hereof, subject to the conditions set forth herein, at the selling price set forth on Schedule II hereof; and

(c) the Company shall deliver, or cause to be delivered, to the Sellers for the accounts of the several Sellers the irrevocable release of a wire transfer of immediately available funds for the amount of the selling price therefor in exchange for the Existing Notes of each Seller and the Company shall cause such Exchanged Notes to be cancelled or the amount outstanding under the Global Notes (as defined below) representing the Exchanged Notes to be decreased by the respective amounts of Exchanged Notes delivered.

The obligations of the Sellers to deliver the Consent Documents and the obligations of the Sellers to sell their respective Existing Notes hereunder are several and not joint, and no Seller shall have any liability to any Person for the performance or non-performance by any other Noteholder Party in connection therewith.

The transactions described above in clauses (b) and (c) are collectively referred to in this Agreement as the “Sale.”

ARTICLE III

TERMS OF THE NEW NOTES

3.01 Indenture and Supplemental Indenture. The New Notes shall be issued pursuant to, and be in the form prescribed by, the New Notes Indenture, in the form of Exhibit A hereto. The New Notes to be received upon the Exchange and pursuant to the Purchase hereunder will be represented by one or more Global Notes which will be deposited by or on behalf of the Company with the New Trustee as custodian for DTC and registered in the name of Cede & Co. as nominee for DTC.

ARTICLE IV

CLOSING; CONDITIONS

4.01 Closing. The closing of each of the Exchange, the Purchase and the Sale (the “Closing”) shall take place at the New York offices of Orrick Herrington & Sutcliffe LLP (“Orrick”), at 8:00 a.m. New York City time (or such other place or time as may be agreed to by the Company and the Noteholder Parties) on September 10, 2021 (the time and date of such Closing are called the “Closing Date”). The Global Notes shall be made available for inspection on the Business Day preceding the Closing Date at the New York offices of Orrick (or such other place as may be agreed to by the Company and the Noteholder Parties). The Company shall deliver to the Noteholder Parties the other instruments and documents required to be delivered to them pursuant to the provisions of Section 4.02.

4.02 Closing Conditions. The obligation of (x) each Exchanging Holder to consummate the Exchange on the Closing Date, (y) each Purchaser to consummate the Purchase on the Closing Date and (z) each Seller to consummate the Sale on the Closing Date, in each case, is subject at the time of the Exchange, Sale and Purchase solely to the satisfaction or waiver in accordance with Section 9.01 of the following conditions:

(a) New Notes Indenture; Notes; Global Notes and the Guarantees. On the Closing Date, the Company, the Guarantors, the New Trustee and the New Collateral Agent shall have executed and delivered the New Notes Indenture, the New Notes and the Guarantees thereof, each in form and substance satisfactory to the Exchanging Holders and Purchasers, and the Exchanging Holders and the Purchasers shall have received executed copies thereof.

(b) Security Documents and Notes Intercreditor Agreement. The Company and the Guarantors shall have executed and delivered a perfection certificate dated as of the Closing Date (the “Perfection Certificate”) in form and substance reasonably satisfactory to the Noteholder Parties. Except as otherwise provided for in the Security Agreement, the Indenture or the other documents entered into pursuant to the transactions, the Noteholder Parties and the New Collateral Agent shall have received the Notes Intercreditor Agreement and each of the Security Documents, in form and substance reasonably satisfactory to the Noteholder Parties, and all other certificates, agreements or instruments necessary to perfect the New Collateral Agent’s security interest in all of the Collateral, including but not limited to, stock certificates accompanied by instruments of transfer and stock powers undated and endorsed in blank, Uniform Commercial Code financing statements in appropriate form for filing and filings with the United States Patent and Trademark Office and United States Copyright Office in appropriate form for filing; each such document executed by the Company and each other party thereto. The Noteholder Parties shall also have received (i) certified copies of Uniform Commercial Code, tax and judgment lien searches or equivalent reports or searches, and a copy of searches at the United States Patent and Trademark Office each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Company or any Guarantor as debtor and that are required by the Perfection Certificates or that the Noteholder Parties deem necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens (as defined in the Indenture)) and (ii) acceptable evidence of payment or arrangements for payment by the Company and the Guarantors of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents to the extent required under the Indenture and this Agreement to be executed and delivered on the Closing Date.

(c) Authentication Order; Cancellation of Existing Senior Notes. The Company shall have delivered to each Exchanging Holder and each Purchaser (i) a true, complete and correct copy of the authentication and delivery order (the “Authentication and Delivery Order”), dated as of the Closing Date, delivered by the Company to the Trustee in connection with the authentication and delivery of the New Notes, including an instruction to credit the New Notes to the accounts of the respective Exchanging Holders and Purchasers in accordance with such Authentication and Delivery Order and the information provided to DTC by the Trustee on behalf of the Company; and (ii) a true, complete and correct copy of a certificate, dated as of the Closing Date, certifying that the Trustee has duly authenticated and delivered the New Notes in the aggregate principal amount of the New Notes in compliance with the Authentication and Delivery Order.

(d) Consent Documents. The Exchanging Holders and the Purchasers shall have received duly executed copies of the Consent Documents, in form and substance satisfactory to the Exchanging Holders and the Purchasers, and the Supplemental Indenture, in form and substance acceptable to the Exchanging Holders and the Purchasers, shall have been entered into and be in full force and effect and operative.

(e) Secretary’s Certificates. The Exchanging Holders and the Purchasers shall have received a certificate of each of the Company and the Guarantors, to be dated as of the Closing Date and executed by their respective Secretary or Assistant Secretary, in each case, in form and substance satisfactory to the Exchanging Holders and the Purchasers.

(f) Officers’ Certificate. Each of the Exchanging Holders, the Sellers and the Purchasers shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer, President, the Chief Financial Officer, Chief Accounting Officer, Senior Vice President, Vice President or Treasurer of the Company, dated as of the Closing Date, to the effect that:

(i)	for the period from and after December 31, 2020 and to the Closing Date there has not occurred any Material Adverse Change;

(ii)

the representations, warranties and covenants of the Company and each Guarantor set forth in Section 1 hereof were true and correct as of the date hereof and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(iii)	the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(g) Performance. The Company and each Guarantor shall have performed and complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied pursuant to this Agreement at or prior to the Closing Date, in each case, in all material respects.

(h) DTC Eligibility. The New Notes shall be eligible for clearance and settlement through DTC.

(i) Cancellation. Concurrently with the Closing, the Existing Notes exchanged by the Exchanging Holders and sold by the Sellers shall have been cancelled and the Exchanging Holders and the Purchasers shall have received evidence of such cancellation that is reasonably satisfactory thereto.

(j) Accrued and Unpaid Interest. The Exchanging Holders and the Sellers shall have received payment in cash for all accrued and unpaid interest in respect of the Exchanged Notes pursuant to Section 2.01(c) hereof.

(k) Payment. (x) The Company shall have paid to each of the Exchanging Holders a payment in an amount equal to 1.00% of the aggregate principal amount of New Notes to be received thereby in the Exchange, which payment shall be fully earned on the date hereof and payable upon the Closing Date in full in U.S. dollars in immediately available funds (the “Exchange Payment”); and (y) the Company shall have paid to each of the Purchasers a payment in an amount equal to 1.00% of the aggregate principal amount of New Notes to be purchased thereby in the Purchase, which payment shall be fully earned on the date hereof and payable upon the Closing Date in full in U.S. dollars in immediately available funds (the “Purchase Payment”).

(l) Opinion of Counsel for the Company. On the Closing Date, the Exchanging Holders and the Purchasers shall have received an opinion from Orrick and an opinion of the General Counsel of the Company, dated as of such Closing Date in form and substance reasonably satisfactory to the Exchanging Holders and the Purchasers.

(m) Opinion of Special FCC Counsel for the Company and Local Counsel. On the Closing Date, the Exchanging Holders and the Purchasers shall have received (i) the favorable opinion of Wiley Rein LLP, special FCC counsel for the Company or such other counsel as is reasonably satisfactory to the Exchanging Holders and the Purchasers, dated as of the Closing Date in form and substance reasonably satisfactory to the Exchanging Holders and the Purchasers and (ii) the opinions of local counsel in the jurisdictions of the States of Colorado and Ohio, each in form and substance reasonably satisfactory to the Exchanging Holders and the Purchasers.

(n) Expenses. The Company shall have paid all reasonable fees and expenses of the Exchanging Holders, the Sellers and the Purchasers, including the reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP, as counsel to the foregoing, to the extent invoiced one day prior to the Closing Date, in an aggregate amount of up to $400,000; provided for the avoidance of doubt that such cap is solely for purposes of the condition set forth in this Section 4.02(n) and any reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP in excess of $400,000 shall be payable in accordance with Section 10.01 hereof.

4.03 Company and Guarantor Closing Conditions. The obligations of the Company and the Guarantors to effectuate the Exchange, Purchase and Sale on the Closing Date are subject at the time of such Exchange, Sale and Purchase solely to the satisfaction or waiver in accordance with Section 9.01 of the following conditions:

(a) Consent. The Company and the Guarantors shall have received the Consent Documents, which shall (x) have been duly executed, notarized or medallion guaranteed, as applicable, by the Consenting Holders (as the beneficial owners of the Existing Notes held by them), (y) be satisfactory to the Existing Trustee in connection with the execution of the Supplemental Indenture and (z) be in full force and effect.

(b) Supplemental Indenture. The Supplemental Indenture shall have been entered into and be in full force and effect and operative.

(c) Representations and Warranties. The representations and warranties of the Noteholder Parties set forth in Article VI and Article VII hereof shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date.

(d) Performance. The Noteholder Parties shall have performed and complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied pursuant to this Agreement at or prior to the Closing Date, in each case, in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GUARANTORS

5.01 The Company and the Guarantors, jointly and severally, represent and warrant to, and agree with each Noteholder Party that as of the date hereof and as of the Closing Date:

(a) No Registration Required. Subject to the accuracy of the representations and warranties of the Noteholder Parties set forth in Article VI and Article VII hereof and compliance by the Noteholder Parties with the procedures set forth herein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Noteholder Parties in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939.

(b) No Integration of Offerings or General Solicitation. Neither the Company, the Guarantors, nor any of their respective affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), nor any person acting on its or any of their behalf has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Company, the Guarantors, nor any of their respective Affiliates, or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, the Guarantors, nor any of their respective Affiliates or any person acting on its or any of their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company, the Guarantors and their respective Affiliates and any person acting on its or any of their behalf has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Eligibility for Resale Under Rule 144A. Subject to the accuracy of the representations and warranties of the Noteholder Parties set forth in Article VI and Article VII hereof, the Securities are eligible for resale pursuant to Rule 144A and will not be, at such Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d) The Disclosure Package. The Disclosure Package does not contain an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Disclosure Package contains all the information specified in, and meeting the requirements of, Rule 144A. The documents constituting the Disclosure Package at the time they were filed with the Commission complied, and will comply, in all material respects with the requirements of the Exchange Act. The Disclosure Package did not as of the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) [Reserved].

(f) [Reserved].

(g) The Exchange, Purchase and Sale Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors and constitutes the valid and legally binding obligations of the Company and each of the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(h) Authorization of the New Notes and the Guarantees. The New Notes to be (i) exchanged by the Exchanging Holders and (ii) purchased by the Purchasers from the Company will, in each case, on the Closing Date be in the form contemplated by the Indenture, have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture and, on the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions and will be entitled to the benefits of the Indenture. The Guarantees of the New Notes on the Closing Date when issued pursuant to the Indenture have been duly authorized and, when the New Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the New Notes will constitute valid and binding agreements of the Guarantors, in each case, enforceable in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions and will be entitled to the benefits of the Indenture.

(i) Authorization of the New Notes Indenture and Supplemental Indenture. The New Notes Indenture has been duly authorized by the Company and the Guarantors and has been duly executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery by the New Trustee, constitutes a valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions. The Supplemental Indenture has been duly authorized by the Company and the Guarantors and has been duly executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery by the Existing Trustee, constitutes a valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(j) Authorization of the Intercreditor Agreements. The Intercreditor Agreements have been duly authorized by the Company and each Guarantor and the Intercreditor Agreements and the Intercreditor Agreements have been duly executed and delivered by the Company and each Guarantor, as applicable, and the Intercreditor Agreements constitute valid and binding agreements of the Company and each Guarantor party thereto, enforceable against the Company and each Guarantor party thereto in accordance with their terms, except as the enforcement thereof may be limited by Enforceability Exceptions.

(k) Security Documents. Each of the Security Documents has been duly authorized by the Company and/or the applicable Guarantor, as appropriate, and, constitute the legal, valid, binding and enforceable agreement of the Company and/or the applicable Guarantor (subject, as to the enforcement of remedies, to the Enforceability Exceptions). The Security Documents create in favor of the New Collateral Agent for the benefit of itself, the New Trustee and the holders of the New Notes, valid and enforceable security interests in and liens on the Collateral and, upon the filing of appropriate Uniform Commercial Code financing statements in United States jurisdictions as set forth on Schedule VII hereto and the taking of the other actions, in each case as further described in the Security Documents, the security interests in and liens on the rights of the Company or the applicable Guarantor in such Collateral will be perfected security interests and liens, superior to and prior to the liens of all third persons other than the liens securing the ABL Facility (as defined in the Indenture) pursuant to the ABL Intercreditor Agreement and Permitted Collateral Liens.

(l) [Reserved].

(m) No Material Adverse Change. From December 31, 2020, (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business, except as not prohibited by the Indenture; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock, except as not prohibited by the Indenture.

(n) Independent Accountants. Each and every accounting firm that expressed its respective opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) set forth in the Disclosure Package is a nationally recognized independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board, and any non-audit services provided thereby to the Company or any of the Guarantors have been approved by the Audit Committee of the Board of Directors of the Company.

(o) Preparation of the Financial Statements. The financial statements set forth in the Disclosure Package, together with the related schedules and notes, present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Disclosure Package fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Disclosure Package. The statistical and market-related data and forward-looking statements included in the Disclosure Package (if any) are based on or derived from sources that the Company and its subsidiaries believe to be reliable and accurate in all material respects and represent their good faith estimates that are made on the basis of data derived from such sources. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(p) Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its subsidiaries has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has corporate, partnership or limited liability company, as applicable, power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and, in the case of the Company and the Guarantors, to enter into and perform its obligations under each of this Agreement, the Securities, the Indenture, Security Documents and the Intercreditor Agreements, as applicable. Each of the Company and each subsidiary is duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business as described in the Disclosure Package, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock or other ownership interest of each subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Disclosure Package. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21 to the Specified Annual Report.

(q) [Reserved].

(r) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is (i) in violation of its charter, bylaws or other constitutive document or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Company’s existing credit agreement), or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except, in the case of clause (ii) above, for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The execution, delivery and performance of this Agreement, the Indenture, the Security Documents and the Intercreditor Agreements by the Company and the Guarantors, and the issuance and delivery of the Securities, and consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, and will not result in any violation of the provisions of the charter, bylaws or other constitutive document of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument (other than any Existing Instrument that is being discharged, repurchased, repaid or redeemed in connection with the Transactions), except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of this Agreement, the Indenture, the Security Documents and the Intercreditor Agreements by the Company and the Guarantors, or the issuance and delivery of the Securities, or consummation of the transactions contemplated hereby and thereby, except (A) such filings as have been obtained or made by the Company or any such Guarantor and are in full force and effect under the Securities Act, applicable securities laws of the several states of the United States or provinces of Canada and (B) filings of financing statements under the Uniform Commercial Code as from time to time in effect in the relevant jurisdictions and any filing to be made in the United States Patent and Trademark Office or the United States Copyright Office and such filings necessary to perfect the Collateral Agent’s security interests in the Collateral. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(s) No Material Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries or (ii) which has as the subject thereof any property owned or leased by, the Company or any of its subsidiaries and any such action, suit or proceeding, if determined adversely to the Company or such subsidiary, which would, in the case of (i) and (ii) above, result in a Material Adverse Change or materially adversely affect the consummation of the transactions contemplated by this Agreement. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the best of the Company’s knowledge, is threatened or imminent.

(t) Intellectual Property Rights. The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(u) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to own, lease and operate its properties and to conduct their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change; and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or noncompliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(v) Title to Properties. The Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the Disclosure Package, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except as disclosed in the Disclosure Package and except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

(w) Collateral. The Company and the Guarantors collectively own, have rights in or have the power to transfer rights in the Collateral, free and clear of any Liens (as defined in the Indenture) other than Permitted Collateral Liens.

(x) Tax Law Compliance. The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings or except where any such failure to so pay or so file is immaterial in amount or significance. The Company has made adequate charges, accruals and reserves in accordance with GAAP in the applicable financial statements set forth in the Disclosure Package in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(y) Company and Guarantors Not an “Investment Company.” Neither the Company nor any Guarantor is, or after receipt of payment for the Securities will be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) and will conduct its business in a manner so that it will not be required to register as an “investment company” under the Investment Company Act.

(z) Insurance. Each of the Company and its subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, without limitation, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(aa) No Price Stabilization or Manipulation. None of the Company or any of the Guarantors has taken and or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(bb) Solvency. Each of the Company and the Guarantors is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(cc) Compliance with Sarbanes-Oxley. The Company and its subsidiaries and their respective officers and directors, in their capacities as such, are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(dd) Company’s Accounting System. The Company and its subsidiaries maintain a system of accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ee) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. As of December 31, 2020, such disclosure controls and procedures were effective. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(ff) Regulations T, U, X. Neither the Company nor any Guarantor nor any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(gg) Compliance with and Liability Under Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change: (i) each of the Company and its subsidiaries and their respective operations and facilities are in compliance with, and not subject to any known liabilities under, applicable Environmental Laws, which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Company or its subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Company nor any of its subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (iii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of the Company or any of its subsidiaries based on or pursuant to any Environmental Law pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability under or pursuant to any Environmental Law the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; (iv) neither the Company nor any of its subsidiaries is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law; (v) no lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries; and (vi) there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Company or any of its subsidiaries, including without limitation, any such liability which the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or human health, including without limitation, those relating to (i) the Release or threatened Release of Materials of Environmental Concern; and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Materials of Environmental Concern. “Materials of Environmental Concern” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation or which can give rise to liability under any Environmental Law. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

(hh) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(ii) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Company, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA and, to the knowledge of the Company, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Company, its subsidiaries or an ERISA Affiliate contributes (a “Multiemployer Plan”) is in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “single employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(jj) Compliance with Labor Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) there is (A) no unfair labor practice complaint pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the best of the Company’s knowledge, threatened, against the Company or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Company or any of its subsidiaries and, to the best of the Company’s knowledge, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(kk) Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Disclosure Package. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.

(ll) No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company or any of the Guarantors, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted nor would result in a violation by any such persons of the FCPA or any other applicable anti bribery or anticorruption law, including, without limitation, any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable antibribery or anticorruption law and the Company and its subsidiaries and, to the knowledge of the Company and the Guarantors, its and their other affiliates have conducted their businesses in compliance with the FCPA and other applicable antibribery and anticorruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(mm) No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

(nn) No Conflict with Sanctions Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company or any of the Guarantors, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any other relevant sanctions authority (collectively, “Sanctions”); and the Company shall not use the proceeds of the offering or otherwise make available such proceeds to any subsidiary or other person or entity to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of any Sanctions, (ii) to fund or facilitate any activities of or any business in any country, that, at the time of such funding, is the subject of Sanctions or (iii) in any other manner that could result in a violation by any person (including any person participating in the transaction, whether as a Noteholder Party or otherwise) of any Sanctions.

(oo) Amendment to ABL Facility. The amendment to the ABL Facility (as defined in the Indenture) entered into on or about the date of this Agreement has been duly and validly authorized by the Company and the Guarantors and, when duly executed and delivered by the Company and the Guarantors, will be the valid and legally binding obligation of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(pp) Stock Options. With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), except where the failure of the foregoing representations to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change: (i) each Stock Option that has been exercised on or prior to the Closing Date that was intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of any securities exchange on which Company securities are traded, (iv) the per share exercise price of each Stock Option was equal to the fair market value of a share of common stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(qq) Regulation S. The Company, the Guarantors and their respective affiliates and all persons acting on their behalf have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States. Each of the Company and the Guarantors is a “reporting issuer,” as defined in Rule 902 under the Securities Act.

(rr) FCC Licenses.

(i) Each of the Company and the Guarantors and their Subsidiaries holds such validly issued Broadcast Licenses, or agreements with the licensee of a Station to provide programming to the Station, necessary to conduct their respective businesses as currently conducted, and each such Broadcast License is in full force and effect. As of the Closing Date, the Stations, together with their respective Broadcast Licenses, are identified on Schedule (rr), and each such Broadcast License has the expiration date set forth on Schedule (rr).

(ii) None of the Company, the Guarantors nor their Subsidiaries has knowledge of any condition imposed by the FCC as part of any Broadcast License which is neither set forth on the face thereof as issued by the FCC nor contained in the Communications Laws applicable generally to stations of the type, nature, class, or location of the Station in question. Except as otherwise set forth on Schedule (rr), each Station has been and is being operated in all material respects in accordance with the terms and conditions of the Broadcast Licenses applicable to it and the Communications Laws. Except as set forth on Schedule (rr), no event has occurred with respect to such Broadcast Licenses, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the Broadcast Licenses, other than the expiration of such Broadcast Licenses in accordance with their terms and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

(iii) Except as otherwise set forth on Schedule (rr), as of the Closing Date, no proceedings are pending or, to the knowledge any of the Company, any Guarantor and their Subsidiaries, are threatened which may result in the revocation, modification, non-renewal or suspension of any applicable Broadcast License, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station, other than (i) any proceedings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change and (ii) proceedings affecting the radio broadcasting industry in general.

(iv) All reports, applications, and other documents required to be filed by any of the Company, the Guarantors and their Subsidiaries with the FCC with respect to the Stations have been timely filed, and all such reports, applications and documents are true, correct, and complete in all respects. None of the Company, the Guarantors and their Subsidiaries has knowledge of any matters which, could reasonably be expected to result in the suspension or revocation of or the refusal to renew any Broadcast License or the imposition on any of the Company, the Guarantors and their Subsidiaries of any material fines or forfeitures by the FCC, or which could reasonably be expected to result in the revocation, rescission, reversal, or material adverse modification of the authorization of any Broadcast License.

(v) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Station or its operations. Each of the Company, the Guarantors and their Subsidiaries each have paid all fees required to be paid pursuant to the Communications Laws.

“Broadcast Licenses” means all FCC Licenses granted, assigned or issued to the Company or its Subsidiaries to construct, own or operate the Stations, together with all extensions, additions and renewals thereto and thereof.

“Communications Laws” means the Communications Act of 1934, and any similar or successor federal statute, together with all published rules, regulations, policies, orders and decisions of the FCC promulgated thereunder.

“FCC” means the Federal Communications Commission or any Governmental Authority substituted therefor.

“FCC Licenses” means a License (but not including any application therefor) issued or granted by the FCC.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“License” means any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority which permits or authorizes the acquisition, construction, ownership or operation of a radio broadcast station or any part thereof.

“Station” means, at any time and with respect to the radio broadcast stations of any of the Company, the Guarantors or any of their Subsidiaries (a) as set forth on Schedule (rr) here, or (b) as acquired, directly or indirectly, by any of the Company, the Guarantors or any of their Subsidiaries after the Closing Date pursuant to a transaction permitted under the Indenture; provided that any such radio broadcast station that ceases to be owned, directly or indirectly, by the Company or a Guarantor pursuant to a transaction permitted under the Indenture shall, upon consummation of such transaction, cease to be a “Station” hereunder. This definition of “Station” may be used with respect to any single radio station meeting any of the preceding requirements or all such radio stations, as the context requires.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING HOLDERS

6.01 Each Exchanging Holder, severally for itself only and not with respect to any other Exchanging Holder, as applicable, hereby represents and warrants to the Company and each of the Guarantors that:

(a) At the time of the Exchange, (i) such Exchanging Holder is or will be the sole beneficial owner of the Exchanged Notes set forth opposite its name on Schedule IV hereto and as set forth in each relevant DTC Participant Certification and Beneficial Owner Certification with respect to such Exchanging Holder delivered pursuant to the Consent Letter, and has or will have good and valid title to its Exchanged Notes, free and clear of any Liens and any adverse claim or right; (ii) such Exchanging Holder has not and will not have, in whole or in part, (x) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Exchanged Notes or its rights in its Exchanged Notes or (y) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Exchanged Notes since the date of such Exchanging Holder’s DTC Participant Certification and Beneficial Owner Certification; and (iii) such Exchanging Holder releases and discharges the Company from any and all claims such Exchanging Holder may have now, or may have in the future, arising out of, or related to, the Exchanged Notes.

(b) It has the power to execute, deliver and perform this Agreement and any other documentation relating to this Agreement to which it is a party and it has taken all necessary action to authorize such execution, delivery and performance; such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with. This Agreement is the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(c) Such Exchanging Holder has reviewed the Disclosure Package and understands and acknowledges that, as the offer and sale of the Securities contemplated by this Agreement is a private placement of securities, it is responsible for conducting its own due diligence in connection with its purchase of the Securities. It acknowledges that (a) it has conducted its own investigation of the Company, the Guarantors and their subsidiaries and the terms of the Securities, (b) it has had the opportunity to ask and has asked any queries regarding an acquisition of the Securities, the Company and the Guarantors and their subsidiaries and their affairs, and the terms of the Securities, and has received satisfactory answers from representatives of the Company or the Guarantors, and has had access to such financial information and other information concerning the Company, the Guarantors and the Securities as it has deemed necessary and relevant to make an informed investment decision on its behalf and on behalf of each account for which it is acting (if any), and (c) it has made its own assessment concerning the relevant tax, legal, economic and other considerations relevant to its investment in the Securities, and has not relied on the advice of, or any representations by, any third party (other than such Exchanging Holder’s own advisors) in making such investment decision.

(d) It and each account for which it is acting (if any) is either (A) both an “Accredited Investor” (as defined in Rule 501 of Regulation D under the Securities Act) and a “Qualified Institutional Buyer” within the meaning of Rule 144A purchasing the Securities in reliance upon a private placement exemption from registration under the Securities Act pursuant to Section 4(a)(2) thereof, or (B) a non-“U.S. Person” purchasing the Offered Securities in an offshore transaction in accordance with (and as defined in) Regulation S, and in the case of clause (B), if such Exchanging Holder is purchasing any Securities (i) on its own behalf, such Exchanging Holder (x) has its principal address outside the United States and (y) was located outside the United States at the time any offer to buy the Securities was made to such Exchanging Holder and at the time that this Agreement is executed by such Exchanging Holder, and/or (ii) solely on behalf of other persons, entities or accounts (each, a “non-U.S. Account”), each such non-U.S. Account is also a non-“U.S. Person” and was located outside the United States at the time any offer to buy Securities was made and at the time this Agreement is executed by such Exchanging Holder. It is an institution which (a) is a sophisticated institutional investor, (b) has such knowledge and experience in financial and business matters and expertise in assessing credit risk that it is capable of evaluating the merits and risks of its investments in the

Securities (and has sought such accounting, legal, tax and other advice as it has considered necessary to make an informed investment decision), and (c) it, and each account for which it is acting (if any) is aware that there are substantial risks incident to the purchase of the Securities and is able to bear the economic risk, and sustain a complete loss, of such investment in the Securities.

(e) Such Exchanging Holder acknowledges that no representations, express or implied, are being made with respect to the Company, the Guarantors, the Securities or otherwise, other than those expressly set forth in this Agreement. In making its decision to purchase the Securities, such Exchanging Holder has relied upon the information and representations in this Agreement and the Disclosure Package.

(f) It understands (and each beneficial owner of the Securities for which it is acting (if any) has been advised and understands) that the Securities have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States, that any offer and sale of the Securities to it is being made in reliance on an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act in a transaction not involving any public offering in the United States. It represents and warrants that its purchase of the Securities is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and that such acquisition will not contravene any law, regulation or regulatory policy applicable to it. Such Purchaser further understands that the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges that the Company is relying on the representations and warranties of such Purchaser in this Section 8 and it agrees to notify any subsequent purchaser of the Securities from it of the resale restrictions referred to herein, as applicable. Each Purchaser acknowledges that the Securities shall bear legends upon issuance and as and when required by the Indenture, and that the Securities shall be issued with original issue discount for U.S. federal income tax purposes.

(g) It is acquiring the Securities for its own account, or for one or more accounts (and as to each of which it has authority to acquire the Securities and exercise sole investment discretion), for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof, directly or indirectly, in whole or in part, in the United States in violation of the Securities Act. Neither it nor any account for which it is acting (if any) was formed for the specific purpose of acquiring the Securities.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

7.01 Each Purchaser, severally for itself only and not with respect to any other Purchaser, as applicable, hereby represents and warrants to the Company and each of the Guarantors that:

(a) At the time of the Purchase, (i) such Purchaser is or will be the sole beneficial owner of the New Notes set forth opposite its name on Schedule III hereto and as set forth in each relevant DTC Participant Certification and Beneficial Owner Certification with respect to such Purchaser delivered pursuant to the Consent Letter, and has or will have good and valid title to its New Notes, free and clear of any Liens and any adverse claim or right; (ii) such Purchaser has not and will not have, in whole or in part, (x) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its New Notes or its rights in its New Notes or (y) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its New Notes since the date of such Purchaser’s DTC Participant Certification and Beneficial Owner Certification; and (iii) such Purchaser releases and discharges the Company from any and all claims such Purchaser may have now, or may have in the future, arising out of, or related to, the New Notes.

(b) It has the power to execute, deliver and perform this Agreement and any other documentation relating to this Agreement to which it is a party and it has taken all necessary action to authorize such execution, delivery and performance; such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with. This Agreement is the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(c) Such Purchaser has reviewed the Disclosure Package and understands and acknowledges that, as the offer and sale of the Securities contemplated by this Agreement is a private placement of securities, it is responsible for conducting its own due diligence in connection with its purchase of the Securities. It acknowledges that (a) it has conducted its own investigation of the Company, the Guarantors and their subsidiaries and the terms of the Securities, (b) it has had the opportunity to ask and has asked any queries regarding an acquisition of the Securities, the Company and the Guarantors and their subsidiaries and their affairs, and the terms of the Securities, and has received satisfactory answers from representatives of the Company or the Guarantors, and has had access to such financial information and other information concerning the Company, the Guarantors and the Securities as it has deemed necessary and relevant to make an informed investment decision on its behalf and on behalf of each account for which it is acting (if any), and (c) it has made its own assessment concerning the relevant tax, legal, economic and other considerations relevant to its investment in the Securities, and has not relied on the advice of, or any representations by, any third party (other than such Purchaser’s own advisors) in making such investment decision.

(d) It and each account for which it is acting (if any) is either (A) both an “Accredited Investor” (as defined in Rule 501 of Regulation D under the Securities Act) and a “Qualified Institutional Buyer” within the meaning of Rule 144A purchasing the Securities in reliance upon a private placement exemption from registration under the Securities Act pursuant to Section 4(a)(2) thereof, or (B) a non-“U.S. Person” purchasing the Offered Securities in an offshore transaction in accordance with (and as defined in) Regulation S, and in the case of clause (B), if such Purchaser is purchasing any Securities (i) on its own behalf, such Purchaser (x) has its principal address outside the United States and (y) was located outside the United States at the time any offer to buy the Securities was made to such Purchaser and at the time that this Agreement is executed by such Purchaser, and/or (ii) solely on behalf of other persons, entities or accounts (each, a “non-U.S. Account”), each such non-U.S. Account is also a non-“U.S. Person” and was located outside the United States at the time any offer to buy Securities was made and at the time this Agreement is executed by such Purchaser. It is an institution which (a) is a sophisticated institutional investor, (b) has such knowledge and experience in financial and business matters and expertise in assessing credit risk that it is capable of evaluating the merits and risks of its investments in the Securities (and has sought such accounting, legal, tax and other advice as it has considered necessary to make an informed investment decision), and (c) it, and each account for which it is acting (if any) is aware that there are substantial risks incident to the purchase of the Securities and is able to bear the economic risk, and sustain a complete loss, of such investment in the Securities.

(e) Such Purchaser acknowledges that no representations, express or implied, are being made with respect to the Company, the Guarantors, the Securities or otherwise, other than those expressly set forth in this Agreement. In making its decision to purchase the Securities, such Purchaser has relied upon the information and representations in this Agreement.

(f) It understands (and each beneficial owner of the Securities for which it is acting (if any) has been advised and understands) that the Securities have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States, that any offer and sale of the Securities to it is being made in reliance on an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act in a transaction not involving any public offering in the United States. It represents and warrants that its purchase of the Securities is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and that such acquisition will not contravene any law, regulation or regulatory policy applicable to it. Such Purchaser further understands that the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges that the Company is relying on the representations and warranties of such Purchaser in this Section 8 and it agrees to notify any subsequent purchaser of the Securities from it of the resale restrictions referred to herein, as applicable. Each Purchaser acknowledges that the Securities shall bear legends upon issuance and as and when required by the Indenture, and that the Securities shall be issued with original issue discount for U.S. federal income tax purposes.

(g) It is acquiring the Securities for its own account, or for one or more accounts (and as to each of which it has authority to acquire the Securities and exercise sole investment discretion), for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof, directly or indirectly, in whole or in part, in the United States in violation of the Securities Act. Neither it nor any account for which it is acting (if any) was formed for the specific purpose of acquiring the Securities.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

8.01 Each Seller, severally for itself only and not with respect to any other Seller, as applicable, hereby represents and warrants to the Company and each of the Guarantors that at the time of the Sale, (i) such Seller is or will be the sole beneficial owner of the Existing Notes set forth opposite its name on Schedule II hereto and as set forth in each relevant DTC Participant Certification and Beneficial Owner Certification with respect to such Seller delivered pursuant to the Consent Letter, and has or will have good and valid title to its Existing Notes, free and clear of any Liens and any adverse claim or right; (ii) such Seller has not and will not have, in whole or in part, (x) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Existing Notes or its rights in its Existing Notes or (y) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Existing Notes since the date of such Seller’s DTC Participant Certification and Beneficial Owner Certification; and (iii) such Seller releases and discharges the Company from any and all claims such Seller may have now, or may have in the future, arising out of, or related to, the Existing Notes.

ARTICLE IX

COMPANY AND NOTEHOLDER PARTY COVENANTS

9.01 Collateral Requirements. Within the time periods provided in Section 4.18 of the Indenture, the Company and each Guarantor shall grant Liens on all the Collateral (as defined in the Indenture) described in the Security Documents and take all appropriate steps described therein to cause such Liens to be perfected (subject to Permitted Liens (as defined in the Indenture)), in each case pursuant to, and to the extent required by, the Indenture, as supplemented by the Supplemental Indenture, and the applicable Security Documents.

9.02 DTC Eligibility. From and after the Closing Date, the Company will use its commercially reasonable efforts, upon issuance thereof and while outstanding, to ensure that the New Notes are eligible for clearance and settlement through the facilities of the DTC.

9.03 Rating. The Company shall use commercially reasonable efforts to obtain, and thereafter maintain, a public rating with respect to the Securities from Moody’s and Standard & Poor’s (each as defined in the New Notes Indenture) no later than 30 days following the date of this Agreement; provided, that no specific rating shall be required; provided, further, that if a public rating from such rating agencies with respect to the Securities is not obtained within such 30 days from the date of this Agreement, the Company shall continue to use commercially reasonable efforts to obtain such rating. Notwithstanding anything else herein or in the Indenture, any Security Document or any other related document to contrary, the rights and obligations under this Section 9.03 shall survive all Closing Dates.

9.04 Payment Return. In the event the New Notes are redeemed by the Company pursuant to Section 3.07(d) of the Indenture no later than 120 days after the Closing Date (the “Return Outside Date”), the Exchanging Holders and the Purchasers shall refund to the Company the portion of the Exchange Payment and the Purchase Payment identified on Schedule IV and Schedule III, respectively, as subject to the return. Such return of the Exchange Payment and the Purchase Payment shall be paid on the date of the redemption of such Notes pursuant to Section 3.07(d). If no redemption of the New Notes shall have occurred on or prior to the Return Outside Date, the Exchange Payment and the Purchase Payment shall be non-refundable for any purpose.

9.05 Agreement Not To Purchase Additional Existing Notes. During the period commencing on the date hereof and ending on the earlier of (i) 90 days following the date hereof and (ii) such date as the aggregate principal amount of Existing Notes purchased by the Company following the date hereof (excluding purchases contemplated by this Agreement) shall equal or exceed $20,000,000, the Noteholder Parties and their respective Affiliates shall not, directly or indirectly, acquire (or agree, offer, seek, propose or enter into any other agreement or arrangement to acquire, in each case, publicly or privately), by open-market purchase, privately negotiated transaction or in any other manner, any Existing Notes (other than as contemplated by this Agreement).

9.06 Blue Sky. Each of the Company and the Guarantors and the Exchanging Holders and the Purchasers shall use commercially reasonable efforts to effect any qualification or registration (or obtain exemptions from qualifying or registering) under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions in connection with the offering and sale of the New Notes pursuant to this Agreement.

ARTICLE X

EXPENSES; INDEMNITY; RELEASE

10.01 Expenses. Whether or not this Agreement is terminated or any Closing Date occurs, each of the Company and the Guarantors agrees to pay all reasonable and documented costs, fees and expenses incurred by the Noteholder Parties in connection with the performance of their obligations hereunder and in connection with the transactions contemplated hereby (including each issuance of New Notes on the Closing Date and the exchange and sale of Existing Notes, as applicable), including, without limitation, the reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP, as counsel to the Noteholder Parties.

10.02 Release.

(a) The Company and each Guarantor, on behalf of itself and, to the extent it is able to do so, each of its Related Parties, hereby releases and forever discharges the Noteholder Parties and their respective Related Parties (the “Noteholder Party Releasees”) and each Noteholder Party, on behalf of itself and, to the extent it is able to do so, each of its Related Parties, hereby releases and forever discharges the Company and each Guarantor and their respective Related Parties (the “Company Party Releasees” and, together with the Noteholder Party Releasees, the “Released Parties”) from any and all claims, counterclaims, demands, damages, losses, costs, expenses (including attorneys’

fees), debts, suits, obligations, liabilities, cross-claims, interests, suits, controversies, actions and causes of action (collectively, the “Losses”) of any kind or nature whatsoever, whether individually or collectively, arising on or prior to the date hereof, whether arising at law or in equity, known or unknown, direct or indirect, actual or potential, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, asserted or unasserted and including any rights to indemnity or contribution (collectively, “Claims”), the Company or any Guarantor or any of their respective Related Parties may have or claim to have against any of the Noteholder Party Releasees, on the one hand, or the Noteholder Parties or any of their respective Related Parties may have or claim to have against any of Company Party Releasees, on the other hand, in each case, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from or relating to the Existing Notes, the Existing Indenture, this Agreement, the New Notes, the New Notes Indenture, the Notes Intercreditor Agreement, the Consent Documents and the transactions contemplated hereby and thereby. “Related Parties” means, with respect to any person, each of its affiliates, and each of its and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, investment bankers, appraisers, engineers or other advisors, agents, attorneys-in-fact and controlling persons.

(b) Each of (x) the Company and each Guarantor, on its behalf and, to the extent it is able to do so, on behalf of each of its Related Parties and (y) each Noteholder Party, on its behalf and, to the extent it is able to do so, on behalf of each of its Related Parties (each person identified in clause (x) and (y), a “Releasor”), hereby expressly acknowledges and agrees that, to the fullest extent permitted by law and after having been advised by their legal counsel with respect thereto, they shall have expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under extends to any and all rights granted under Section 1542 of the California Civil Code (“Section 1542”) or any law of the United States or any state of the United States or territory of the United States, or principle of common law, statute, rule or regulation of these jurisdictions or any other jurisdiction, which is similar, comparable or equivalent to Cal. Civ. Code §1542 (any such law, principle, statute, rule or regulation, a “Comparable Statute”), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c) Each Releasor hereby expressly elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 22. Each Releasor, on its behalf and on behalf of its Related Parties, acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, the other parties would not have agreed to the terms of this Agreement. Each Releasor, on its behalf and on behalf of its Related Parties, hereby represents to the other parties hereto that it understands and acknowledges that it may hereafter discover facts and legal theories concerning such other parties or the subject matter hereof in addition to or different from those which it now believes to be true. Such Releasor understands and hereby agrees that the release set forth in this Section 10.02 shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Such Releasor, on its behalf and on behalf of its Related Parties, assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

(d) Notwithstanding the foregoing in this Section 10.02, nothing in this Agreement shall release, waive, modify, discharge, limit or impair any of the Obligations (as defined in the Indenture) or any other covenants, undertakings or obligations of the Company and the Guarantors or any Noteholder Party in respect of this Agreement, the New Notes, the New Notes Indenture, the Security Documents (as defined in the New Notes Indenture) or any other documentation entered into in connection herewith or therewith, including, without limitation, (a) any rights, terms, obligations or remedies of any Releasor or Released Party arising under this Agreement, (b) any indemnification, contribution, or exculpation for the benefit of any Releasor or Released Party existing under applicable law (whether now existing or existing under prior applicable law) or the New Notes, the New Notes Indenture and related documentation, (c) any claim of any Releasor or Released Party for gross negligence, willful misconduct, or actual fraud (in each case as determined by a final order of a court of competent jurisdiction) and (d) any claims or rights to which any Releasor or Released Party is entitled after the date hereof under, or any claims arising after the date hereof out of or in connection with, the liens securing the New Notes, the New Notes Indenture and related documentation.

10.03 Indemnification.

(a) The Company and each Guarantor, jointly and severally, will indemnify each of the Noteholder Parties and hold each of them harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with consenting to, and directing the Existing Trustee to enter into, and the execution and delivery by the parties of, the Supplemental Indenture and the Notes Intercreditor Agreement, entry into this Agreement, purchasing or exchanging into the New Notes pursuant to this Agreement, the acceptance or holding of the New Notes or the exercise of its rights under the New Notes Indenture, this Agreement, the Intercreditor Agreements (as defined in the New Notes Indenture) and/or the other the Security Documents, including the reasonable and documented costs and expenses of enforcing the New Notes Indenture, this Agreement, the Intercreditor Agreements and/or the other the Security Documents against the Company and the Guarantors and defending itself against any claim (whether asserted by the Company, the Guarantors, any holder of the Existing Notes or New Notes or any other Person) or liability in connection with any of the foregoing (including, without limitation, costs and expenses of counsel to the Noteholder Parties (together with local counsel (in each jurisdiction)), including the reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP, as counsel to the Noteholder Parties), except to the extent any such loss, liability or expense is the result of its own gross negligence or willful misconduct (including the gross negligence or willful misconduct of a party’s Related Parties). Any the Noteholder Party will notify the Company promptly of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure of any the Noteholder Parties to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder.

(b) The Company and each Guarantor, jointly and severally, will reimburse each the Noteholder Parties for all costs or expenses incurred by it arising out of or in connection with consenting to, and directing the Existing Trustee to enter into, and the execution and delivery by the parties of, the Supplemental Indenture and the Notes Intercreditor Agreement, entry into this Agreement, purchasing or exchanging into the New Notes pursuant to this Agreement, the acceptance or holding of the New Notes or the exercise of its rights under the New Notes Indenture, this Agreement, the Intercreditor Agreements (as defined in the New Notes Indenture) and/or the other the Security Documents, including the reasonable and documented costs and expenses of enforcing the New Notes Indenture, this Agreement, the Intercreditor Agreements and/or the other the Security Documents, any post-closing obligations, including with respect to mortgages and related matters, any “workout” or restructuring and defending itself against any claim (whether asserted by the Company, the Guarantors, any holder of the Existing Notes or New Notes or any other Person) or liability in connection with any of the foregoing (including, without limitation, costs and expenses of counsel to the Noteholder Parties (together with local counsel (in each jurisdiction)), including the reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP, as counsel to the Noteholder Parties), except to the extent any such loss, liability or expense is the result of its own gross negligence or willful misconduct (including the gross negligence or willful misconduct of a party’s Related Parties). Any Noteholder Party will notify the Company promptly of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure of any Noteholder Party to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder.

(c) Notwithstanding anything in the foregoing or this Agreement to the contrary, (i) no indemnifying party shall be liable under this Section 10.03 for any loss, claim, damage or liability by reason of any settlement or final judgment for the plaintiff in respect of any matter for which indemnification may be sought under this Section 10.03 and (ii) the aggregate amount for which the indemnifying parties shall be liable under this Section 10.03 and Section 9 of that certain Purchase Agreement, dated as of the date hereof, among the Company, the Guarantors and certain affiliates of the Noteholder Parties, shall in no event exceed $400,000.

(d) Notwithstanding anything else herein or in the New Notes Indenture, the Existing Indenture, any Security Document or any other related document to contrary, the rights and obligations under this Section 10.03 shall survive the Closing Date and any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Consents and Waivers.

This Agreement and any provision hereof may not be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company, the Guarantors and the Noteholder Parties (to the extent such Noteholder Party is affected thereby).

11.02 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or electronic mail, as follows:

If to the Company and/or the Guarantors:

Salem Media Group, Inc. 4880 Santa Rosa Road Camarillo, CA 93012 Attention: Christopher J. Henderson, General Counsel Email: ChrisH@SalemMedia.com with a copy to:

Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019 Attention: Mark Mushkin; Jeffrey Hermann Email: mmushkin@orrick.com; jhermann@orrick.com

If to the Purchasers:

c/o Angelo Gordon & Co. 245 Park Ave #26 New York, NY 10167 Attention: Bryan Rush; Mark Bernstein Email: BRush@angelogordon.com; MBernstein@angelogordon.com with a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attention: Kristopher Hansen; Alon Goldberger Email: khansen@stroock.com; agoldberger@stroock.com

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or electronic mail or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.02; provided that if any fax or electronic mail is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

11.03 Binding Effect; Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Company, the Guarantors and each of the Noteholder Parties, and when each such person shall have received counterparts hereof (including delivery via facsimile or by electronic mail in .pdf, .tif, or similar format) which, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

11.04 Successors and Assigns. All covenants, promises and agreements by or on behalf of the Company or any Noteholder Party that are contained in this Agreement shall bind and inure to the benefit of their respective successors. Neither the Company nor any of the Noteholder Parties shall assign or delegate any of their respective rights or duties hereunder without the prior written consent of the other party hereto, and any attempted assignment without such consent shall be null and void.

11.05 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States of America located in the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the Transaction Documents, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herby or thereby in the Transaction Documents in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN THE TRANSACTION DOCUMENTS. FURTHERMORE, EACH PARTY WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

11.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative to the Exchange. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents. Except pursuant to Sections 10.02 and 11.10 (in respect of which each of the Released Parties and/or Non-Recourse Parties, respectively, shall be considered a third-party beneficiary) or to the extent otherwise expressly stated herein, nothing in this Agreement or in the other Transaction Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Transaction Documents.

11.07 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.08 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

11.09 Several Obligations of the Noteholder Parties. Except as otherwise provided for in this Agreement, the obligations of the Noteholder Parties hereunder are several and no Noteholder Party shall be responsible for the obligations of any other Noteholder Party hereunder.

11.10 No Personal Liability. Notwithstanding anything to the contrary contained herein, it is expressly understood and the Noteholder Parties expressly agree that nothing contained herein or in any other document contemplated hereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer, member, partner, manager, employee, advisor, agent or other representative of the Company and its subsidiaries (excluding any such person which is a Guarantor or other express obligor on the New Notes) (collectively, the “Non-Recourse Parties”) in such person’s capacity as such, with respect to (a) any payment obligation of the Company or any of its subsidiaries, (b) any obligation of the Company or any of its subsidiaries to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein, (c) any representation or warranty contained herein, (d) any other claim or liability to the Noteholder Parties under or arising under this Agreement or in any other document contemplated hereby, or (e) any credit extended or loan made; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE SELLERS:

AG CSF1A DISLOCATION MASTER FUND 1, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CSF1A DISLOCATION MASTER FUND 1, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

[Signature Page to Exchange Agreement]

THE PURCHASERS:

AG SUPER FUND MASTER, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CATALOOCHEE, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CAPITAL SOLUTIONS SMA ONE, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CREDIT SOLUTIONS NON-ECI MASTER FUND, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

[Signature Page to Exchange Agreement]

AG CC FUNDING I, LTD.
By: Angelo, Gordon & Co., L.P., as collateral manager

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG MM, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CENTRE STREET PARTNERSHIP, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

[Signature Page to Exchange Agreement]

THE EXCHANGING HOLDERS:

AG SUPER FUND MASTER, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CATALOOCHEE, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CAPITAL SOLUTIONS SMA ONE, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CREDIT SOLUTIONS NON-ECI MASTER FUND, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

[Signature Page to Exchange Agreement]

AG CC FUNDING I, LTD.
By: Angelo, Gordon & Co., L.P., as collateral manager

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

[Signature Page to Exchange Agreement]

SALEM MEDIA GROUP, INC.

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

EAGLE PRODUCTS, LLC
NEW AGGREGATOR, LLC
SALEM NEWS CHANNEL, LLC as a Guarantors

By:	SALEM COMMUNICATION HOLDING CORPORATION, as Managing Member

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

INSPIRATION MEDIA OF TEXAS, LLC SALEM MEDIA OF ILLINOIS, LLC SALEM MEDIA OF MASSACHUSETTS, LLC SALEM RADIO OPERATIONS, LLC
SALEM SATELLITE MEDIA, LLC SALEM WEB NETWORK, LLC SCA-PALO ALTO, LLC
as Guarantors

By:	SCA LICENCE CORPORATION as Managing Member

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

[Signature Page to Exchange Agreement]

SALEM MEDIA OF NEW YORK, LLC
BY:	SALEM RADIO OPERATIONS, LLC, ITS MANAGER

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

AIR HOT, INC.
BISON MEDIA, INC.
INSPIRATION MEDIA, INC.
NEW INSPIRATION BROADCASTING COMPANY, INC.
NI ACQUISITION CORP.
REACH SATELLITE NETWORK, INC.
SALEM CONSUMER PRODUCTS, INC.
SALEM COMMUNICATIONS HOLDING CORPORATION
SALEM MEDIA OF COLORADO, INC.
SALEM MEDIA OF HAWAII, INC.
SALEM MEDIA OF OHIO, INC.
SALEM MEDIA OF OREGON, INC.
SALEM MEDIA OF TEXAS, INC.
SALEM MEDIA REPRESENTATIVES, INC.
SALEM RADIO NETWORK INCORPORATED
SALEM RADIO PROPERTIES, INC.
SCA LICENSE CORPORATION
SRN NEWS NETWORK, INC.
SRN STORE, INC.
as Guarantors

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

[Signature Page to Exchange Agreement]

SCHEDULE I

Schedule of Guarantors

SCHEDULE II

Schedule of Sellers

SCHEDULE III

Schedule of Purchasers

SCHEDULE IV

Schedule of Exchanging Holders

SCHEDULE V

Security Documents

SCHEDULE VI

Financing Statements

SCHEDULE RR

SALEM STATION LIST

EXHIBIT A

New Notes Indenture

EXHIBIT B

Consent Letter